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                                                                   EXHIBIT 99(b)

AT THE COMPANY                      AT THE FINANCIAL RELATIONS BOARD
James W. Christmas                  Marilynn Meek - General Info (212) 661-8030
President and CEO                   Beth Lewis - Analyst (617) 342-7003
(713) 877-8006                      David Closs - Media (212) 661-8030

FOR IMMEDIATE RELEASE:
February 21, 2001

                KCS ENERGY, INC. COMPLETES PLAN OF REORGANIZATION
                           AND EMERGES FROM BANKRUPTCY


HOUSTON, TX, FEBRUARY 21, 2001-- KCS Energy, Inc. (NYSE: KCS) announced today that it has completed the necessary steps for its plan of reorganization to go effective and has emerged from bankruptcy. As previously reported, the plan was overwhelmingly accepted by KCS' creditors and shareholders and confirmed by the United States Bankruptcy Court for the District of Delaware, subject to the issuance of $30 million of new convertible preferred stock and the funding of a new exit facility in the form of either a volumetric production payment or a new secured bank credit facility.

For its exit facility, the Company entered into a volumetric production payment with an affiliate of Enron North America Corp. selling approximately 17.3% of its proven oil and gas reserves to be delivered in accordance with an agreed schedule over the next five years for net proceeds of approximately $176 million. These funds together with the proceeds from the issuance of the preferred stock and available cash were used to repay the Company's two bank credit facilities in full, pay past due interest on the Senior and Senior Subordinated Notes and repay $60 million of Senior Notes. The remaining $90 million principal amount of Senior Notes and $125 million principal amount of Senior Subordinated Notes will be renewed under amended indenture provisions, but without a change in interest rates. Trade creditors will be paid in full on the effective date or in the ordinary course of business and Shareholders will retain 100% of their common stock, subject to dilution for conversion of the new preferred stock.

"We are very pleased that the significant improvement in the Company's performance and financial condition have enabled us to complete our plan of reorganization and emerge from Chapter 11 a much stronger company. Our debt has been reduced from over $400 million to $215 million today. In addition to the $185 million reduction in debt, we expect to have over $30 million in cash on hand at the end of February," said KCS President and Chief Executive Officer James W. Christmas.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. The Company also purchases reserves (priority rights to future delivery of oil and gas) through its Volumetric Production Payment (VPP) program. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

To receive KCS' latest news and other corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code KCS. See also http://www.frbinc.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

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